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                                                              May 24, 1999

Fruit of the Loom, Inc.
5000 Sears Tower
233 S. Wacker Drive
Chicago, Illinois 60606

                     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as Cayman counsel for Fruit of the Loom, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the exchange of up to an aggregate principal amount of $250,000,000 of the Company's 8 7/8 % Senior Notes Due 2006 (the "Exchange Notes") for up to an aggregate principal amount of $250,000,000 of its outstanding 8 7/8% Senior Notes Due 2006. Capitalized terms used but not defined herein shall have the meanings as set forth in the Registration Statement.

         This letter is governed by the laws of the Cayman Islands, and is subject to a number of qualifications, exceptions, and court decisions. It should be noted that the income tax consequences discussed in this letter might be modified by legislative, judicial or administrative action at any time, and such action might be applied retroactively or otherwise in a manner that might alter such tax consequences.

         Based on the assumptions and subject to the qualifications and limitations set forth therein, (i) we adopt the discussion set forth under the caption "Cayman Islands Taxation" in the Registration Statement as of 24 May, 1999 as our opinion with respect to the material Cayman Islands income tax consequences of the Exchange Offer, and (ii) in our opinion such discussion accurately describes the material Cayman Islands income tax consequences of the acquisition, ownership and disposition of the Notes. Such discussion is limited to the material Cayman Islands income tax consequences, and it does not purport to discuss any possible foreign tax consequences of the acquisition, ownership and disposition of the Notes.

         Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Exchange Offer, and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.


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Fruit of the Loom, Inc
May 24, 1999

Page 2

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and to the reference to us and this opinion letter in the Registration Statement. By giving such consent, we do not thereby admit that we are "experts" with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.

                                      Yours Faithfully,

                                      /s/ Truman Bodden & Company